Exhibit 10.62

SEPARATION AGREEMENT AND GENERAL CLAIMS RELEASE

CA, Inc., on behalf of its officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, divisions, successors and assigns (hereinafter collectively referred to as “CA” or the "Company") and "I" George Fischer have mutually agreed to terminate my employment relationship with the Company and agree as follows:

1.     I acknowledge that the Company advised me to read this agreement and its appendices (collectively referred to as the "Agreement") and carefully consider all of its terms before signing it. The Company gave me 21 calendar days to consider this Agreement. I acknowledge that:

a.	To the extent I deemed appropriate, I took advantage of this period to consider this Agreement before signing it;
b.    I carefully read this Agreement;
c.    I fully understand it;
d.    I am entering into it knowingly and voluntarily;

e.	To the extent I decide to sign and return this Agreement to the Company prior to the 21 days that I have been provided to consider it, I acknowledge that I have done so voluntarily;

f.
In the event the Company makes changes to the offer contained in this Agreement, whether material or immaterial, I understand that any such changes will not restart the 21 day consideration period provided for in Paragraph 1 above;

g.
The Company advised me to discuss this Agreement with my attorney (at my own expense) before signing it and I decided to seek legal advice or not seek legal advice to the extent I deemed appropriate; and,

h.	I understand that the waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date that I execute the Agreement.

2.     I understand that I may revoke my release of claims under this Agreement within seven (7) days after I sign it by providing written notice on or before the seventh (7th) day after signing to the Company’s Chief Human Resources Officer, located at One CA Plaza, Islandia, New York, 11749. I understand and agree that if I choose not to accept this Agreement by signing and returning it to the Company on or before February 28, 2014, or if I revoke my acceptance of this Agreement as explained above, that my employment with the Company will terminate on February 28, 2014 (if I do not sign and return this Agreement to the Company on or before February 28, 2014) or the date the Company receives my notice of revocation.

3.    In exchange for my full acceptance of the terms of this Agreement on or before February 28, 2014, and provided I do not revoke my acceptance, the Company agrees to do the following:

a.
Keep me on its payroll with full pay and benefits through June 30, 2014 (the period through June 30, 2014 shall be hereinafter referred to as the “Transition Period”). During the Transition Period, I will work with Company officials to ensure an orderly transition of my responsibilities as the Company’s Executive Vice President & Group Executive of Worldwide Sales and Services. Although I will remain on payroll, the Company and I agree that I will not report to work after January 16, 2014, that my Company network access will be terminated on January 16, 2014 and that I will not perform any work on behalf of the Company unless reasonably requested to do so by Guy Di Lella, Chief Human Resources Officer. I agree to make myself available, as reasonably requested by the Company to assist in any transition of work or related matters during the Transition Period. I understand and agree that my employment will officially terminate as of the close of business on June 30, 2014 (the “Termination Date”). Finally, I understand and agree that I will not receive incentive compensation for the Company’s fiscal year that begins on April 1, 2014.

b.
Pay me my CA Fiscal Year 2014 Annual Performance Cash Bonus based upon the terms of that Bonus and as determined by the Company’s Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”).

c.
Award me a prorated portion of my CA Fiscal Year 2012, 2013 & 2014 Three-Year Performance Share Awards in accordance with the terms and conditions of the applicable Plan governing such awards, such pro-ration to be based upon the portion of the applicable performance periods that have been completed through my Termination Date. I understand and agree that such share grants (i) shall be made only after the end of the applicable performance cycle, (ii) shall be based upon actual performance achieved as determined in the sole discretion of the Compensation Committee (provided that negative discretion shall only be applied to the extent it is applied generally to the executive management team) and (iii) that nothing herein shall be construed to accelerate the vesting of any Performance Share Award. I understand that the Company anticipates that these awards, if any, will be made in June, 2014, June, 2015 and June 2016 contemporaneous with awards made to other Company executives.

d.
Offer me and directly pay for Senior Executive Outplacement through Crenshaw Associates. The Company has paid a one-time fee for the services of Crenshaw Associates. I understand and agree that if I want to add to or change these services that I must do so at my own expense.

e.
Continue my participation in the Ayco Company LP Comprehensive Counseling Program for Company Executives until May 31, 2015, which shall include Tax Preparation Services through Ayco for my calendar year 2014 income tax return.

4.    I understand and agree that if I accept, comply with and do not revoke this Agreement, the Company will present me with another release (attached as Appendix A) on or about July 1, 2014 (the “2nd Release”). In exchange for my acceptance of and compliance with the terms of the 2nd Release (such acceptance to occur no earlier than July 1, 2014), the Company will pay me the sum of $500,000 (less appropriate withholdings for things such as federal, state and local taxes) as an Additional Payment ("Additional Payment") with the Company's first full payroll cycle following my return of the executed 2nd Release.

5.    To the greatest extent permitted by law, I release the Company from any and all known or unknown claims and obligations of any nature and kind, in law, equity or otherwise, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement. The claims I am waiving and releasing under this Agreement include, but are not limited to, any claims and demands that directly or indirectly arise out of or are in any way connected to my employment with the Company or the Company's termination of my employment; any claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company; and, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York State Labor Law and any other federal law, state law, local law, common law, or any other statute, regulation, or law of anv type. I also waive any right to any remedy that has been or may be obtained from the Company through the efforts of any other person or any government agency.

I specifically acknowledge that I have been fully and completely compensated for all hours worked during my tenure with the Company and that I have been paid all wages, commissions, benefits, and payments due me from the Company, in accordance with the provisions of the Fair Labor Standards Act and any other federal, state, or local law governing my employment with the Company.

By signing this Agreement, I understand that I am affirmatively representing and warranting that (a) I did not engage in any illegal, unethical or deceptive conduct in the performance of my job duties with the Company, and (b) I am not aware of any illegal, unethical or deceptive conduct that has been committed by any other employee, affiliate, partner or agent of the Company.

6.    I understand and agree that the waiver and release of claims contained in Paragraph 5 of this Agreement shall not apply to any of the following:

a.    Any rights I may have under this Agreement;

b.    Any rights I may have to continued health or dental benefits under a Company-sponsored benefit plan. Any such benefits shall be governed by the terms of the specific benefit plan under which such benefits are provided;

c.    Any rights I may have pertaining to the exercise of vested or unvested stock options or shares of restricted stock that I may have under a stock plan administered by the Company. Any such vested or unvested options or shares will be governed by the terms of the grant and the stock plan (and any amendments thereto) under which such options/shares were granted;
d.    Any rights I may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);
e.    Any rights I may have related to vested monies that I may have within the Company’s 401(k) plan;
f.    Any claim I may have to reimbursement of business-related expenses that I incurred while performing my job for the Company. Such amounts will be paid if deemed owing in accordance with Company policy; and,
g.    Any claim I may have for indemnity under state law which cannot be waived by virtue of state law or any rights to indemnity under by-laws or other corporate documents of the Company.
7.     I acknowledge that the Company is under no obligation to make the payments or provide the benefits being provided to me under this Agreement, and that the Company will do so only subject to my agreement to, and compliance with, the terms of this Agreement.

8.     By signing this Agreement, I warrant that I have not filed and that I will not file any claim or lawsuit relating to my employment with the Company or any event that occurred prior to my execution of this Agreement. I understand and agree that nothing in this Agreement shall be interpreted or applied in a manner that affects or limits my otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or other appropriate federal, state, or local administrative agency. However, I understand and agree that by signing this Agreement, I am releasing the Company from any and all liability arising from the laws, statutes, and common law, as more fully explained in Paragraph 5 of this Agreement. I further understand and agree that I am not and will not be entitled to any monetary or other comparable relief on my behalf resulting from any proceeding brought by me, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency. I understand that as part of my release of claims under this Agreement, I am specifically assigning to the Company my right to any recovery arising from any such proceeding. I also understand and agree that to the extent permitted by law, in the event I file any claim or lawsuit relating to my employment with the Company or any event that occurred prior to my execution of this Agreement, I shall be liable for any damages or costs incurred by the Company in defending against such lawsuit, including the Company’s reasonable attorney’s fees and costs.

9.     I understand and agree that nothing in this Agreement, shall be interpreted or applied in a manner that affects or limits my otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act (29 U.S.C. §626), the knowing and voluntary nature of my release of any age claims in this Agreement before a court, the EEOC, or any other federal, state, or local agency.
10.     Except as set forth in this Agreement, I understand, acknowledge, and voluntarily agree that this Agreement is a total and complete release by me of any and all claims which I have against the Company as of the effective date of this Agreement, both known or unknown, even though there may be facts or consequences of facts which are unknown to me.
11.     I understand and agree that this Agreement is not an admission of guilt or wrongdoing by the Company and I acknowledge that the Company does not believe or admit that it has done anything wrong. I will not state that this Agreement is an admission of guilt or wrongdoing by the Company and also will not do anything to criticize, denigrate, or disparage the Company. The parties agree that if I am asked by a prospective employer or another third party about my separation from employment, I may respond (in line with the public disclosures filed by the Company) that I left to pursue other opportunities after a long and successful tenure with the Company, and, if specifically asked, the Company’s Chief Human Resources Officer shall confirm the same.

12.     I certify that I have complied with the provisions of (a) the Employment and Confidentiality Agreement (or similar agreement) that I signed when I began working for the Company (the “Confidentiality Agreement”), a copy of which is attached as Appendix C, and (b) the terms of any Equity Grant Agreement (“EGA”) that I entered into with the Company, and that I have not done or in any way been a party to, or knowingly permitted, any of the following:
a.    disclosure of any confidential information or trade secrets of the Company; and
b.    retention of any confidential materials (including product, sales, and marketing information, development documents or materials, drawings, or other intellectual property) created or used by me or others during my employment or any other property (intellectual or physical) that belongs to the Company.
I understand and agree that any non-competition provision found in the Confidentiality Agreement and/or any EGA is replaced in its entirety by Appendix B of this Agreement. In the event of a conflict or inconsistency between the terms of the Confidentiality Agreement or any EGA and the terms of this Agreement (including Appendix B), the terms of this Agreement shall govern.

13.     I understand and agree that I have a continuing obligation to preserve as confidential (and not to reveal to anyone or use, for myself or anyone else) any trade secret, know-how or confidential information created or learned by me during my employment with the Company. By signing this Agreement, I confirm my promise to perform each and every one of the obligations that I undertook in the Confidentiality Agreement and any EGA. I understand that the terms of the Confidentiality Agreement and any EGA are incorporated into this Agreement by reference.
14.    I acknowledge that any actual or threatened violation of Paragraphs 12 or 13 would irreparably harm the Company, and that the Company will be entitled to an injunction (without the need to post any bond) prohibiting me from committing any such violation. I further agree that the provisions of Paragraphs 12 and 13 are reasonable and necessary for the protection of the Company's legitimate business interests, and I agree that I will not contend otherwise in any lawsuit or other proceeding.

15.    I agree that if I am notified that any claim has been filed against me or the Company that relates to my employment with the Company, I will provide prompt written notice of the same to the Company, and shall cooperate fully with the Company in resolving any such claim. Further, I agree that I will make myself reasonably available to Company representatives in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings relating to my tenure with the Company. I further agree that I will provide the Company with any information and/or documentation in my possession or control that it may request in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I further agree that if requested to do so by the Company, I will provide declarations or statements, will meet with attorneys or other representatives of the Company, and will prepare for and give depositions or testimony on behalf of the Company relating to any claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I understand and agree that to the extent my compliance with the terms of this paragraph 15 requires me to travel or otherwise incur out of pocket expenses (including reasonable attorneys’ fees in the event the Company and I reasonably agree that the situation warrants my engagement of independent counsel), the Company will reimburse me for any such reasonable expenses that I incur.

16.    I acknowledge that as a senior executive of the Company I was privy to a wide range of confidential information and proprietary information. In furtherance of my duty of loyalty to the Company and in consideration for the payment specified in Appendix B, I promise to comply with the terms of the Non-Competition Agreement attached hereto as Appendix B.

17.    This Agreement, the Confidentiality Agreement and any EGA contain the entire agreement between me and the Company regarding the subjects addressed herein and supersede any other non-competition agreements between me and the Company, and may be amended only by a writing signed by myself and the Company's Chief Human Resources Officer. I acknowledge that the Company has made no representations or promises to me other than those in this Agreement. If any one or more of the provisions of this Agreement is determined to be illegal or unenforceable for any reason, such provision or other portion thereof will be modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law. Further, any waiver by the Company of any breach by me of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach hereof.

18.     This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon my termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that I may incur on account of non-compliance with Section 409A.

19.    This Agreement shall be governed by and, for all purposes, construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state. The federal or state courts of the State of New York, County of Suffolk shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement, my employment with the Company, or my separation from the Company. I will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over me in the state or federal courts of the State of New York, County of Suffolk. The choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.

20.    I understand and agree that if either party to this Agreement brings a lawsuit to enforce any of its rights under this Agreement and is deemed to be the prevailing party by a court of law in such lawsuit, the non-prevailing party will pay the prevailing party’s costs of bringing such lawsuit including its reasonable attorney’s fees and litigation expenses (including expert witness and deposition expenses). This Agreement is binding upon, and shall inure to the benefit of, the parties’ respective successors, assigns, administrators and legal representatives as well as my heirs and executors. This Agreement is personal to me and I may not assign it.

21.    I understand and agree that the terms and conditions of this Agreement are confidential. I will hold these terms and conditions in strict confidence and not disclose the content of this Agreement to anyone, except my immediate family, as required by law, or as necessary to obtain financial or legal advice. My violation of this promise will be considered a material breach of this Agreement.

IN WITNESS WHEREFORE, the Company has caused this instrument to be executed in its corporate name, by an individual with full authorization to act on its behalf. Further, I sign my name and enter this Agreement on behalf of myself, my legal representatives, executors, heirs and assigns.

EMPLOYEE

BY:     /s/ George Fischer
EMPLOYEE SIGNATURE

George Fischer                            2/12/14
EMPLOYEE NAME - PRINTED                 DATE

Sworn and subscribed before me this 12th day of February, 2014.

BY:     /s/ Diane Fisher
Notary Public

Notarial Stamp or Seal

Diane Fisher
Notary Public, State of New York
No. 01FI6116695
Qualified in Richmond County
Commission Expires October 04, 2016

_______________________________________________________________________

CA, INC.

BY: /s/ Guy A. Di Lella

DATE: 2-14-14

Appendix A
2nd Release

CA, Inc., on behalf of its officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, divisions, successors and assigns (hereinafter collectively referred to as the "Company") and "I" George Fischer agree as follows:

1.	On or about ______, 2014, I signed a Separation Agreement and General Claims Release (“Agreement”) presented to me by the Company.

2.	Paragraph 4 of the Agreement requires me to sign a 2nd Release as a condition of receiving the Additional Payment described in Paragraph 4 of the Agreement.

3.	To date, I have received all of the benefits that have come due as outlined in Paragraph 3 of the Agreement.

4.
In consideration for the Additional Payment described in Paragraph 4 of the Agreement, I hereby waive any rights I may have to benefits under the CA, Inc. Severance Plan. I shall not be entitled to any other severance amounts or benefits from the Company following the effective date of the 2nd Release.

5.
By signing this 2nd Release, I reaffirm each and every provision of the Agreement (which is incorporated herein by reference) as of today’s date and specifically acknowledge that I am waiving any and all claims of any nature or kind that I may have against the Company (whether known or unknown to me) that accrued or could have accrued between the time that I signed the Agreement and the time I sign this 2nd Release.

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SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREFORE, the Company has caused this instrument to be executed in its corporate name, by an individual with full authorization to act on its behalf. Further, I sign my name and enter this Agreement on behalf of myself, my legal representatives, executors, heirs and assigns.

EMPLOYEE

BY: ________________________
EMPLOYEE SIGNATURE

___________________________                ________________
EMPLOYEE NAME - PRINTED                     DATE

Sworn and subscribed before me this the ______ day of ______________, 20___.

By: _________________________
Notary Public
_______________________________________________________________________

CA, INC.

BY: ______________________

DATE: _____________________

Appendix B

Non-Competition Agreement

1.
I acknowledge that in my capacity as a senior executive of the Company I was privy to a wide range of confidential information. Some examples of the types of confidential information that I learned in my role include (but are not limited to): The Company's short-term and long-term business and technology strategy and overall strategic plan; the strategies the Company utilized and the strategies the Company was developing to compete effectively in the marketplace; information about the Company's growth strategy including entities it was considering acquiring or developing strategic partnerships with; information about the Company's sales strategies and pricing plans; information concerning existing or prospective customers; and, information about the Company's product roadmap.

2.
I agree that the Company would be severely damaged if I disclosed confidential information that I learned during my tenure to a competitor or if I accepted a position with a competitor that involved sales or sales-related activities or the development or oversight of corporate or technology strategy. I further acknowledge that it would be impossible for me to work in a sales or strategic position with the Company's competitors without inevitably using and/or disclosing confidential information that I learned in my senior executive role with the Company. Therefore, in furtherance of my duty of loyalty to the Company and to prevent this harm, I promise that until March 31, 2015, I will not:

a.
accept or act in an executive or senior position (as an owner, employee, consultant or in any other capacity) involving sales or sales-related activities or the development or oversight of corporate or technology strategy with any of the following companies or their affiliates or successors in interest (the "Restricted” Company or Companies): Gartner, BMC, Compuware, IBM, HP, EMC, Oracle, VMWare, ServiceNow, Solar Winds, AppDynamics or New Relic. Notwithstanding the above, I understand that after June 30, 2014, the Company will permit me to accept employment with a division of a Restricted Company only if (1) such division does not license or lease products or provide services that are competitive with products that are licensed or leased or services that are provided by CA; and, (2) my employment at the Restricted Company will not involve or influence the strategy or sales of any division of a Restricted Company that is competitive with the business of CA. I understand and agree that before accepting such position with a division of a Restricted Company, I must request and receive the written approval of the Company’s Chief Human Resources, such approval not to be unreasonably withheld;

b.
solicit, call on, service or induce others to solicit, call on or service any "Customer" for the purpose of inducing it to license or lease a product or purchase a service that competes with a product or service offered by the Company. A "Customer," for purposes of this Agreement, is any person or business entity that licensed or leased a CA product or purchased a service within the 18 months preceding my Termination Date;

c.
solicit, call on, or induce others to solicit or call on, any "Prospective Customer" for the purpose of inducing it to license or lease a product or purchase a service which competes with a product or service offered by the Company. A "Prospective Customer," for purposes of this Agreement, is any person or business entity that I solicited (whether directly or through another CA employee or agent at my direction) on behalf of the Company anytime within the 9 months preceding my Termination Date; and,

d.
solicit or encourage or endeavor to cause, directly or indirectly, any employee or contractor of the Company to leave his or her employment or placement with the Company, or breach his or her Confidentiality Agreement or employment or placement agreement with the Company.

I agree that the foregoing restrictions are severable, reasonable and necessary. I acknowledge that I can harm the Company from any geographic location by providing my services or acquired knowledge of the Company's confidential information to any of the Restricted Companies.

In exchange for my compliance with the promises set forth in this Non-Competition Agreement, the Company agrees to pay me the sum of $200,000 (less appropriate withholdings for things such as federal, state and local taxes) with the Company’s July 15, 2014 payroll.

3.
This Non-Competition Agreement shall be governed by and, for all purposes, construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state. The federal or state courts of the State of New York, County of Suffolk shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement, my employment with the Company, or my separation from the Company. I will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over me in the state or federal courts of the State of New York, County of Suffolk. The choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.

4.
I understand and agree that if the Company brings a lawsuit against me to enforce any of its rights under this Non-Competition Agreement and is deemed to be the prevailing party by a court of law in such lawsuit, I will be required to repay to the

Company 95% of the payment I am receiving under this Appendix B, and pay any additional damages the Company may incur and the Company’s costs of bringing such lawsuit including its reasonable attorney’s fees and litigation expenses (including expert witness and deposition expenses).

5.
This Non-Competition Agreement shall inure to the benefit of and may be enforced by CA, its successors and assigns. I understand and agree that this Non-Competition Agreement is personal to me and I may not assign it.

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